EXHIBIT 99.1

INVESTOR RELATIONS UPDATE

January 5, 2012

General Comments

•

2011 Capacity Guidance — 2011 total system capacity is expected to be up approximately one percent vs. 2010. Domestic capacity is expected to be up slightly and international up approximately three percent.

•	Cash — As of September 30, 2011, the Company had $2.4 billion in total cash and investments, of which $384 million was restricted.

The company expects to end the fourth quarter with approximately $2.3 billion in total cash and investments, of which approximately $365 million is restricted.

•

Fuel — For the fourth quarter 2011, the Company anticipates paying an average of between $3.08 and $3.13 per gallon of mainline jet fuel (including taxes). Forecasted volume and fuel prices are provided in the table below.

•

Profit Sharing / CASM — Profit sharing equals approximately 10% of pre-tax earnings excluding special items up to a 10% pre-tax margin and 15% above the 10% margin. Profit sharing is excluded in the CASM guidance given below.

•

Cargo / Other Revenue — Cargo revenue, ticket change fees, excess / overweight baggage fees, first and second bag fees, contract services, simulator rental, airport clubs, and inflight service revenues.

•

Taxes / NOL — As of December 31, 2010, net operating losses (NOL) available for use by the Company is approximately $1.9 billion, all of which is expected to be available for use in 2011. The Company’s net deferred tax asset, which includes the NOL, is subject to a full valuation allowance. As of December 31, 2010, the valuation allowances associated with federal and state NOL are $368 million and $62 million, respectively. In accordance with generally accepted accounting principles, future utilization of the NOL will result in a corresponding decrease in the valuation allowance and offset the Company’s tax provision dollar for dollar. As a result, income tax benefits are not currently recognized in the Company’s statement of operations.

For the full year 2011, the Company expects to be profitable and will use NOL to reduce its federal and state income tax obligation. The Company’s full year 2011 state income tax obligation related to certain states where the use of NOL is restricted is expected to be less than $1 million. Additionally, the Company does not expect to be subject to AMT Liability in 2011.

Please refer to the footnotes and the forward looking statements page of this document for additional information

MAINLINE UPDATE

January 5, 2012

Mainline Comments

•	Mainline data includes US Airways operated flights and all operating expenses are for mainline operated flights only. Please refer to the following page for information pertaining to Express.

Mainline Guidance	1Q11A	2Q11A	3Q11A	4Q11E	FY11E

Available Seat Miles (ASMs) (bil)	17.0	19.1	19.0	~17.4	~72.6
CASM ex fuel, special items and profit sharing (YOY % change)[1]	8.76	8.16	8.06	+1% to +3%	0% to +2%

Cargo Revenues ($ mil)	43	43	40	~43	~169
Other Revenues	333	345	333	~307	~1,318

Percent Hedged	—	—	—	—	—
Average Fuel Price (incl. taxes) ($/gal) (as of 1/3/2012)	2.87	3.29	3.13	3.08 –3.13	3.08 –3.13
Fuel Gallons Consumed (mil)	256	288	289	~263	~1,095

Interest Income ($ mil)	(1)	(1)	(1)	~(1)	~(4)
Interest Expense ($ mil)	77	79	85	~86	~327
Other Non-Operating (Income)/Expense ex special items ($ mil)[2]	(1)	(1)	14	~7	~20

Cash Flow/Capital Update ($ mil) Inflow/(Outflow)	1Q11A	2Q11A	3Q11A	4Q11E	FY11E
Cash Capex (non-aircraft)	(30)	(37)	(58)	~(65)	~(190)
Net new aircraft Capex and PDPs	(10)	4	(6)	—	~(11)

Net Other Cash Flow Adjustments[3]	(88)	37	(1)	~(53)	~(105)

Notes:

1.	CASM ex fuel, special items and profit sharing is a non-GAAP financial measure. Please see the GAAP to non-GAAP reconciliation at the end of this document

2.	Other Non-Operating (Income)/Expense ex special items include primarily gains and losses from foreign currency and the disposition of assets

3.	Debt principal repayment, aircraft refinancing, non-cash bond discount amortization/interest deferrals (included in interest expense), and other non-cash items

Please refer to the footnotes and the forward looking statements page of this document for additional information

EXPRESS UPDATE

January 5, 2012

Express Comments

•

US Airways Express is a network of ten regional airlines (2 wholly owned) operating under code share and service agreements with US Airways. All operating expenses (including purchase agreements) associated with US Airways Express are included within the Express Non-Fuel Operating Expense line item on our income statement.

•

Express CASM excluding fuel and special items is forecasted to be up six to eight percent for the year primarily due to the timing of maintenance programs at the Company’s wholly-owned subsidiary, PSA. The maintenance honeymoon for the CRJ-200 fleet ended in 2010. The additional PSA CRJ-200 maintenance expense increases Express CASM excluding fuel and special items by approximately 4 points on a year-over-year basis.

Express Guidance

	September 30,	September 30,	September 30,	September 30,	September 30,
	1Q11A	2Q11A	3Q11A	4Q11E	FY11E

Available Seat Miles (ASMs) (bil)	3.49	3.69	3.56	~3.33	~14.07

CASM ex fuel and special items (YOY % change) [1]	15.10	14.21	14.63	+7% to +9%	+6% to +8%

Average Fuel Price (incl. taxes) ($/gal)	2.92	3.28	3.18	3.09 –3.14	3.10 –3.15

Fuel Gallons Consumed (mil)	83	88	86	~82	~338

Express Carriers

Air Wisconsin Airlines Corporation

Chautauqua Airlines, Inc.

Colgan Air, Inc. 4

Mesa Airlines, Inc. 3

Mesaba Airlines 4

Piedmont Airlines, Inc. 2

PSA Airlines, Inc. 2

Republic Airline Inc.

SkyWest Airlines, Inc.

Trans States Airlines, Inc. 4

Notes:

1.	CASM ex fuel expense and special items is a non-GAAP financial measure. Please see the GAAP to non-GAAP reconciliation at the end of this document.

2.	Wholly owned subsidiary of US Airways Group, Inc.

3.	Subsidiary of Mesa Air Group, Inc.

4.	Pro-rate agreement.

Please refer to the footnotes and the forward looking statements page of this document for additional information

FLEET UPDATE

January 5, 2012

Fleet Comments

•

During the fourth quarter, the Company took possession of the remaining 9 of its 12 A321 aircraft deliveries scheduled for 2011. The Company expects to take delivery of an additional 12 A320 family aircraft in 2012. These 24 aircraft will be used to replace legacy Boeing 737 aircraft, including retiring the 737-300 fleet. The Company has financing commitments secured for these aircraft.

Mainline Fleet Update (End of Period)

	September 30,	September 30,	September 30,	September 30,	September 30,
	YE10A	1Q11A	2Q11A	3Q11A	4Q11A
Mainline
EMB-190	15	15	15	15	15
737-300	19	19	17	15	7
737-400	40	40	40	40	40
A319	93	93	93	93	93
A320	72	72	72	72	72
A321	51	51	51	54	63
A330	16	16	16	16	16
B757	23	24	24	24	24
B767	10	10	10	10	10

Total	339	340	338	339	340

Express Fleet Update (End of Period)

	September 30,	September 30,	September 30,	September 30,	September 30,
	YE10A	1Q11A	2Q11A	3Q11A	4Q11A
Express
DH8	50	50	50	50	50
CRJ-200	112	112	112	112	114
CRJ-700	14	14	14	14	14
CRJ-900	38	38	38	38	38
EMB-170	20	20	20	20	20
ERJ-145	9	9	9	9	9
EMB-175	38	38	38	38	38

Total	281	281	281	281	283

Please refer to the footnotes and the forward looking statements page of this document for additional information

SHARES OUTSTANDING

January 5, 2012

•

The estimated weighted average shares outstanding for the remainder of the year are listed below. The interest addback to net income for purposes of computing diluted earnings per share is net of the related effect of profit sharing.

	September 30,	September 30,	September 30,
Shares Outstanding ($ and shares mil) [1]	Basic	Diluted	Interest Addback

For Q4
Earnings above $69 million	162.1	201.1	$7
Earnings between $30 million and $69 million	162.1	200.9	7
Earnings up to $30 million	162.1	163.2	—
Net Loss	162.1	162.1	—

For FY 2011 (Average)
Earnings above $280 million	162.0	201.7	$27
Earnings between $115 million and $280 million	162.0	201.5	27
Earnings up to $115 million	162.0	163.7	—
Net Loss	162.0	162.0	—

Notes:	1.	Shares outstanding are based upon several estimates and assumptions, including average per share stock price, stock options, stock appreciation rights, restricted stock unit award activity, and conversion of outstanding senior convertible notes. The number of shares in the actual calculation of earnings per share will likely be different from those set forth above.

Please refer to the footnotes and the forward looking statements page of this document for additional information

GAAP to Non-GAAP RECONCILIATION

January 5, 2012

Reconciliation of GAAP to Non-GAAP Financial Information

The Company is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. The Company believes that the non-GAAP financial measures provide investors the ability to measure financial performance excluding special items and profit sharing, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other major airlines. The Company believes that the presentation of mainline CASM excluding fuel, special items & profit sharing and Express CASM excluding fuel and special items is useful to investors as both the cost and availability of fuel are subject to many economic and political factors beyond the Company’s control.

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	GAAP to Non-GAAP Reconciliation ($ mil except ASM and CASM data)
	1Q11	2Q11	3Q11	4Q11 Range*		FY11 Range
	Actual	Actual	Actual	Low	High	Low	High

Mainline
Mainline operating expenses	$2,230	$2,515	$2,462	$2,284	$2,327	$9,432	$9,565
Less mainline fuel (net of (gains)/losses from fuel hedges)	734	948	905	810	823	3,397	3,410
Less special items	3	6	13	—	—	22	22
Less Profit Sharing	—	—	10	—	—	10	10

Mainline operating expense excluding fuel, special items and profit sharing	1,493	1,561	1,534	1,474	1,504	6,002	6,123

Mainline CASM (cts)	13.09	13.15	12.93	13.13	13.37	12.99	13.18

Mainline CASM excluding fuel, special items and profit sharing (Non-GAAP) (cts)	8.76	8.16	8.06	8.47	8.64	8.30	8.47

Mainline ASMs (bil)	17.0	19.1	19.0	17.4	17.4	72.6	72.6

Express
Express operating expenses	$770	$811	$794	$745	$759	$3,112	$3,155
Less express fuel expense	242	287	273	253	257	1,055	1,059
Less special items	1	—	—	—	—	1	1

Express operating expenses excluding fuel and special items	527	524	521	492	501	2,056	2,095

Express CASM (cts)	22.06	22.01	22.29	22.39	22.79	22.12	22.42

Express CASM excluding fuel and special items (Non-GAAP) (cts)	15.10	14.21	14.63	14.78	15.05	14.62	14.89

Express ASMs (bil)	3.49	3.69	3.56	3.33	3.33	14.07	14.07

Other Non Operating (Income)/Expense
Reported other non-operating (income)/expense	$(1)	$7	$(1)	$7	$7	$12	$12
Less special items	—	8	(15)	—	—	(7)	(7)

Other non-operating (income)/expense excluding special items	(1)	(1)	14	7	7	20	20

Note:	Amounts may not recalculate due to rounding.

*	For 4Q11, mainline operating expenses exclude profit sharing.

Please refer to the footnotes and the forward looking statements page of this document for additional information

FORWARD LOOKING STATEMENTS

January 5, 2012

FORWARD-LOOKING STATEMENTS

Certain of the statements contained or referred to herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue” and similar terms used in connection with statements regarding, among others, the outlook, expected fuel costs, revenue and pricing environment, and expected financial performance and liquidity position of the Company. Such statements include, but are not limited to, statements about future financial and operating results, the Company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties that could cause the Company’s actual results and financial position to differ materially from these statements. Such risks and uncertainties include, but are not limited to, the following: the impact of significant operating losses in the future; downturns in economic conditions and their impact on passenger demand, booking practices and related revenues; increased costs of financing, a reduction in the availability of financing and fluctuations in interest rates; the impact of the price and availability of fuel and significant disruptions in the supply of aircraft fuel; our high level of fixed obligations and our ability to fund general corporate requirements, obtain additional financing and respond to competitive developments; any failure to comply with the liquidity covenants contained in our financing arrangements; provisions in our credit card processing and other commercial agreements that may affect our liquidity; the impact of union disputes, employee strikes and other labor-related disruptions; our inability to maintain labor costs at competitive levels; interruptions or disruptions in service at one or more of our hub airports or our focus city; our reliance on third-party regional operators or third-party service providers; our reliance on and costs, rights and functionality of third-party distribution channels, including those provided by global distribution systems, conventional travel agents and online travel agents; changes in government legislation and regulation; our reliance on automated systems and the impact of any failure or disruption of these systems; the impact of changes to our business model; competitive practices in the industry, including the impact of industry consolidation; the loss of key personnel or our ability to attract and retain qualified personnel; the impact of conflicts overseas or terrorist attacks, and the impact of ongoing security concerns; our ability to operate and grow our route network; the impact of environmental laws and regulations; costs of ongoing data security compliance requirements and the impact of any data security breach; the impact of any accident involving our aircraft or the aircraft of our regional operators; delays in scheduled aircraft deliveries or other loss of anticipated fleet capacity; the impact of weather conditions and seasonality of airline travel; the impact of possible future increases in insurance costs or reductions in available insurance coverage; the impact of global events that affect travel behavior, such as an outbreak of a contagious disease; the impact of foreign currency exchange rate fluctuations; our ability to use NOLs and certain other tax attributes; and other risks and uncertainties listed from time to time in our reports to and filings with the Securities and Exchange Commission (“SEC”). There may be other factors not identified above of which the Company is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. The Company assumes no obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law. Additional factors that may affect the future results of the Company are set forth in the section entitled “Risk Factors” in the Company’s Report on Form 10-Q for the quarter ended September 30, 2011 and in the Company’s other filings with the SEC, which are available at www.usairways.com.

Please refer to the footnotes and the forward looking statements page of this document for additional information